Exhibit 16.1

April 6, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Dear Sirs/Madams:
We have read Item 4.01 of Custom Truck One Source, Inc.’s (formerly known as Nesco Holdings, Inc.) Form 8-K dated April 1, 2021, and have the following comments:
1.We agree with the statements made in the first through fourth paragraphs.
2.We have no basis on which to agree or disagree with the statements in the fifth paragraph.
Yours truly,
/s/ [ Deloitte & Touche ]